                                                                    EXHIBIT 99.1


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  ANNOUNCES SECOND QUARTER FINANCIAL RESULTS:

o        Same Store Sales Down 0.1 %

o        $540 MILLION INCREASE IN EQUITY FROM STOCK SALES AND CONVERSIONS

o        LOWER NET VARIABLE INCOME


DENVER, COLORADO, August 5, 2002

FINANCIAL RESULTS

SECOND QUARTER RESULTS

Apartment Investment and Management Company (NYSE:AIV) ("Aimco") announced second quarter 2002 results including:

         o Earnings Per Share ("EPS") of $0.26 and $0.26 on a diluted basis, as compared to second quarter 2001 EPS of $0.11 and diluted EPS of $0.11.

         o Operating Earnings per Share ("OEPS") of $0.47 or $0.46 on a diluted basis, as compared to second quarter 2001 OEPS of $0.07 and diluted OEPS of $0.07.

         o Funds From Operations ("FFO") of $133 million or $1.20 per common share, compared to $136 million or $1.32 per common share for the second quarter of 2001, a decrease of 2.2% and a decrease of 9.1% on a per share basis.

                                             SECOND
  RESULTS PER           SECOND              QUARTER
     SHARE           QUARTER 2001             2002            % CHANGE
  -----------        ------------           -------           --------

EPS                      $0.11               $0.26              136%

OEPS                     $0.07               $0.46              557%

FFO                      $1.32               $1.20              (9%)

Apartment Investment and Management Company
Second Quarter 2002


     MANAGEMENT COMMENTS

         "While not satisfied, we are pleased by the results of Aimco's core business, the operation and ownership of apartments. The Aimco portfolio is the largest in the nation and unmatched in its diversification, both geographically and among price points. In the second quarter, notwithstanding difficulties in numerous apartment markets, this diversification, the work done in Project Century, and the leadership of Ron Monson produced stable cash flows, with 'same store' results off by just one-tenth of one per cent," said Terry Considine, Aimco chairman and chief executive officer.

         "The Aimco balance sheet was strengthened during the quarter by $540 million from conversion of convertible securities and from the May sale of common stock. Aimco common share and equivalent accounts have been increased by more than $800 million in the first half of this year. The $287 million Casden Term Loan borrowing in March to fund a portion of the Casden transactions was reduced by nearly one-half during the quarter; and, at quarter end, there was no borrowing outstanding on Aimco's $400 million line of credit. Aimco has followed its financial discipline of funding real estate ownership primarily with long-term, non-recourse property debt together with equity even when, as in the second quarter, the result is earnings dilution," said Paul McAuliffe, Aimco chief financial officer.

         "Aimco's highly diversified transaction activities produced $24 million in variable revenues and fees. These were somewhat offset by $13 million in variable expenses related primarily to Project Century costs, increased reserves for insurance, litigation contingencies, and loan losses as well as acceleration of deferred costs relating to the prepayment of the Casden Term Loan," commented Peter Kompaniez, Aimco's president. "As is Aimco practice, all of these expenses were deducted from FFO and AFFO."

         "Aimco has consistently considered all costs in determining its profitability, not asking investors to disregard any charge as 'special' whether for severance, costs incurred in prepayment of debt, or the write-off of improvident investments. As well, Aimco has consistently directed investor attention to AFFO, which is reduced by capital spending, as a more complete measure of profitability than is FFO alone," added Mr. McAuliffe. "To improve further the quality and transparency of financial reporting, the following changes have been made:

         o Recognizing the uncertainties inherent in the distinction between Capital Replacements and Capital Enhancements, Aimco has chosen the more conservative treatment and will disclose and deduct both in its measurement of Adjusted Funds From Operations ("AFFO"), beginning with 2Q results announced today.

Apartment Investment and Management Company
Second Quarter 2002



         o Having considered both sides of the national debate regarding the proper treatment of employee stock options, Aimco has chosen the more conservative treatment and will expense employee stock option grants, beginning with the next options granted, which is expected to be in January 2003."

         Mr. Kompaniez further commented: "There are a number of reforms made or proposed by legislation and regulation. For most matters, Aimco is already in excellent shape. For example, all board committees and two-thirds of the entire board are comprised of independent directors. For other matters, change is indicated. For example, Aimco has followed a previous 'best practice' for executive stock ownership funded in part by company loans. These loans and share purchases have been priced at market, fully disclosed and are either current or have been collected in full without exception. Under the new regime, no new loans will be made to executive officers and outstanding loans will be prepaid or collected in accordance with their terms."

         Mr. Considine closed: "In consideration of the much publicized corporate scandals as well as the new requirements of the SEC and NYSE, Aimco is conducting a thorough and ongoing review of its accounting policies and their application. Paul McAuliffe and I expect to complete the review and sign the required affidavits on a timely basis."

AFFO AND OTHER OPERATING RESULTS

During the second quarter, Adjusted Funds From Operations ("AFFO"), as defined above, were:

                                           SECOND          SECOND
                                           QUARTER         QUARTER
RESULTS                                     2001            2002        % CHANGE
-------                                    -------         -------      --------

Capital Replacements per unit               $  95           $104             9.4%

Capital Enhancements per unit(1)              N/A           $ 28             N/A

AFFO/ share(2)                              $1.17          $0.97           (17.0)%

         (1)      Second quarter 2002 includes year-to-date amount

         (2) AFFO per share without capital enhancements would have been $1.02 in 2002

Real estate Free Cash Flow was $192 million, an increase of 7% from $180 million in the second quarter 2001. The increase was due primarily to the Casden acquisition of 16,002 units in March 2002.

Total consolidated revenues were $359 million, an increase of 14% from $316 million in the second quarter 2001.

COMMON STOCK DIVIDEND

The Board of Directors declared the regular quarterly cash dividend of $0.82 per common share for the quarter ended June 30, 2002, payable on August 23, 2002 to shareholders of record on August 16, 2002. The dividend represents a distribution of 85% of AFFO and 68% of FFO for the quarter ended June 30, 2002 and a 7.8% yield based on the $42.10 closing price of Aimco's Class A Common Stock as of August 5, 2002.

OPERATIONAL RESULTS

SECOND QUARTER "SAME STORE" RESULTS

Second quarter "same store" results for the 638 "same store" apartment communities containing 175,341 units owned during both 2002 and 2001, adjusted for Aimco's ownership interest in those communities, were:

                                 SECOND          SECOND
                                QUARTER          QUARTER
                                  2001            2002                %
SAME STORE RESULTS               ($MM)           ($MM)             CHANGE
-------------------------     ------------     ------------     ------------
Revenue                       $      286.1     $      285.9             (0.1)%

Operating Expenses                   106.3            106.3              0.0%
                              ------------     ------------     ------------
NOI                           $      179.8     $      179.6             (0.1)%
                              ------------     ------------     ------------


Revenues and Operating expenses were essentially flat. "Controllable expenses" decreased $1.8 million due to lower utility and payroll costs offset by increased real estate taxes and insurance of $1.8 million. The increase in insurance was due to an industry wide increase in premiums to a level that is expected to be unchanged for the remainder of 2002.

Also in 2002, Aimco evaluated the allocation of insurance costs across its portfolio based on prior period claims and an assessment of higher risk areas. The result was a higher allocation of insurance expense for wind and earthquake coverage in Florida, Texas, and California that explains the large, year-over-year increases in "same store" operating expenses for these regions.

Aimco's second quarter "same store" results are summarized below, both by region and by Aimco's top ten markets.

                  SECOND QUARTER SAME STORE RESULTS (BY REGION)
                    2ND QUARTER 2002 VERSUS 2ND QUARTER 2001

                                                   OPERATING             NET OPERATING
         REGION               REVENUES             EXPENSES                  INCOME
         ------               --------             --------              -------------
        Northeast               1.5%                (4.3%)                    4.4%
        Southeast              (1.8)%                2.2%                    (4.1)%
        Florida                 2.7%                 0.6%                     4.1%
        Midwest                 0.4%                 0.6%                     0.3%
        Texas                  (2.0)%                2.1%                    (5.2)%
        West                   (4.0)%               (4.2%)                   (3.9)%
        California              4.7%                 3.9%                     5.0%
                              --------             --------              -------------
        TOTAL                  (0.1)%                0.0%                    (0.1)%
                              --------             --------              -------------

           SECOND QUARTER SAME STORE RESULTS (TOP TEN MARKETS BY NOI)
                    2ND QUARTER 2002 VERSUS 2ND QUARTER 2001

                                                             OPERATING         NET OPERATING
TOP TEN MARKETS          REGION             REVENUES         EXPENSES              INCOME
---------------          ------             --------         ---------         --------------
Washington, D.C.         Northeast             1.9%               (1.5)%                3.4%
Chicago                  Midwest              (2.8)%              (2.3)%               (3.1)%
Houston                  Texas                (1.2)%              (0.8)%               (1.4)%
Phoenix                  West                 (4.3)%               0.4%                (7.0)%
Indianapolis             Midwest               1.1%                4.6%                (1.5)%
Philadelphia             Northeast             0.5%              (12.5)%                8.2%
Atlanta                  Southeast            (8.0)%              13.9%               (19.1)%
Tampa                    Florida               1.9%                0.1%                 3.2%
Orlando                  Florida               0.5%                3.7%                (1.6)%
Miami                    Florida               1.7%               (0.9)%                3.3%


Weighted average physical occupancy for the "same store" properties was 93.3%, compared to 93.9% for the second quarter of 2001.

Average monthly rent per occupied unit was $692 at June 30, 2002 unchanged from June 30, 2001.

INVESTMENT MANAGEMENT ACTIVITY

Aimco has interests in 823 unconsolidated partnerships, including NAPICO, where the Aimco ownership is a weighted average of 18% and the limited partner interest has an estimated gross value of $4.0 billion of which $2.4 billion is funded with non-recourse property debt. Pursuant to the respective partnership agreements, Aimco can earn fees for providing property management, asset management, refinancing, disposition, development, construction management and other services.

Apartment Investment and Management Company
Second Quarter 2002


In addition, Aimco provides property management and other services to unrelated third parties for 212 properties including approximately 26,503 units, of which 8,390 units, or 32%, are under long-term management contracts.

Net operating income from investment management activities was $10.4 million compared to $12.6 million in the second quarter 2001. Net operating income was lower than in the prior year due primarily to:

o        $1.4 million reduction in compensation expense due to lower headcount;

o $2.1 million planned reduction in property management services provided to unrelated third parties; and

o $1.5 million lower profitability from insurance operations due to a $3.5 million increase in estimates for prior period losses.

INTEREST INCOME AND GENERAL PARTNER LOANS

Interest income was $23 million, an increase of $6 million or 35% from $17 million in second quarter 2001. Of this total, transactional income (accretion) was $13 million compared to $6 million for the second quarter 2001.

Aimco continues to monitor and monetize its $291 million carrying value (face value $434 million) loans made to affiliated partnerships, of which Aimco is the general partner. The company assesses the collectibility of each note on a periodic basis through a review of the collateral, property operations, the property value and the borrower's ability to repay the loan. Through June 30, 2002 approximately 140 loans with a carrying value of $86 million (face value $173 million) were evaluated resulting in the following:

o $27 million identified in estimable and probable recoveries of which $8 million was recognized in the second quarter and $19 million was deferred for recognition in subsequent periods.

o $3 million identified in expected impairments which was treated as a second quarter expense and accounted for as "Loan Loss Allowance".

Aimco expects to review by year end the balance of these loans, with a carrying value of $205 million (face $261 million), and expects to identify both recoveries and impairments, but does not expect any net impairment to be material to Aimco.

G&A AND OTHER EXPENSES

General and administrative (G&A) expenses for the quarter were $4.9 million, an increase of $0.5 million from the comparable period in 2001. The increase is due primarily to higher recurring G&A charges related to new hires, amortization of restricted stock awards and merit increases.

Apartment Investment and Management Company
Second Quarter 2002

Other expenses of approximately $5 million included legal settlements and reserves of $3.1 million, abandoned pursuit costs of $1.0 million, and personnel costs of $0.9 million related to severance and transition of certain accounting functions from Greenville, S.C. to Denver.

In addition, included in interest expense is a write-off of $1.4 million for fees associated with the prepayment on the Casden Term Loan.

TRANSACTION AND REDEVELOPMENT ACTIVITY

ACQUISITIONS

Aimco purchased $7 million of limited partnership interests in 114 partnerships.

DISPOSITIONS

Aimco ranks its properties by location quality and other factors, and sells the lowest rated properties. It is a continual pruning process. In addition to upgrading portfolio quality, sales generate cash.

During the second quarter, Aimco sold 25 apartment communities:

                                                                 NET CASH
                                                     GROSS       PROCEEDS
                       NUMBER OF                    PROCEEDS     TO AIMCO
PROPERTY TYPE         COMMUNITIES      UNITS         ($MM)       ($MM)(1)        YIELD
------------------    -----------    ---------     ---------     ---------     ---------
Conventional                  12         1,997     $      57     $      12          8.11%

Affordable                     6           591     $      15             1          10.7%

Senior Living                  7         1,478     $     139            18          9.94%
                       ---------     ---------     ---------     ---------     ---------
Total Dispositions            25         4,066     $     211     $      31          9.41%
                       ---------     ---------     ---------     ---------     ---------

          (1) Adjusted for Aimco ownership and mortgage debt.

The yields shown above are calculated as the Free Cash Flow earned by the properties sold during the 12 months prior to their sale, divided by their sales price. Free Cash Flow is defined as Net Operating Income less Capital Replacements and before debt service.

Aimco currently has 119 conventional properties (28,103 units) and 104 affordable properties (10,532 units) in the process of being sold and anticipates sales proceeds (including repayment of mortgage debt) in excess of $1.2 billion over the next 12 to 15 months. Aimco expects that its share of cash from these dispositions, after the repayment of mortgage debt, will be approximately $300 million.

REDEVELOPMENT ACTIVITY

As of June 30, 2002, Aimco had 10 properties (3,678 units) under redevelopment with an estimated total investment (fair market value prior to redevelopment plus new redevelopment spending) of $586 million, of which approximately $80 million remains to be spent. Aimco's share of the estimated total investment is $490 million of which approximately $59 million remains to be spent.

BALANCE SHEET AND LIQUIDITY

FINANCING ACTIVITY

By April 18, the remaining holders of the Class K Convertible Preferred Stock with a face value of $108.5 million either converted or redeemed their interest for 2.58 million common shares. On May 6, holders of $62.5 million in face value of the Class L Convertible Preferred Stock converted their interest to 1.345 million in common shares.

On May 30, Aimco issued eight million shares of Class A Common Stock at a per share price of $46.17. The proceeds of $369 million were used to pay down short-term indebtedness: $98 million was applied to the Casden Term Loan and $271 million to the corporate revolving line of credit.

Year-to-date, Aimco has redeemed for common stock and OP Units $222.5 million in convertible preferred securities - the $35 million Class B Preferred OP Units, the $125 million Class K Convertible Preferred Stock, and $62.5 million of the Class L Convertible Preferred Stock. Aimco had previously included these shares in its fully diluted share count to calculate FFO and AFFO per share. These shares were not previously included in the fully diluted share count to calculate EPS and OEPS, as inclusion of these securities would have been anti-dilutive.

During the second quarter, Aimco refinanced 33 mortgage loans generating $406 million of total proceeds at a weighted average interest rate of 4.14%. After repayment of existing debt and transaction costs totaling $379 million, Aimco's share of the total $27 million proceeds was $22 million.

                      SECOND QUARTER MORTGAGE REFINANCINGS

                     LOAN
   MORTGAGE         AMOUNT                               NON-
     TYPE           ($MM)               TERM           RECOURSE         RATE
-------------     -----------      ---------------     ---------     -----------

 Conventional     $        47        20 yr, fully              X            7.11%
  Fixed Rate                         amortizing

 Conventional     $        76       10 yr, 20 yr               X            7.07%
  Fixed Rate                        amortization

  Tax Exempt      $       245         5-10 ys                  X            2.22%
Variable Rate

  Affordable      $        38      18-30 ys., HUD,             X            6.93%
  Fixed Rate                      fully amortizing

                  $       406                                               4.41%

Refinancing proceeds were used to pay off existing mortgage debt, and the excess was distributed to Aimco or its unrelated limited partners. The Aimco receipts were used to fund Aimco operating activities.

At June 30, 2002, Aimco had total mortgage debt of $5.7 billion, of which $5.1 billion, or 89%, was consolidated debt (Aimco share of consolidated debt is $4.6 billion) and $624 million, or 11%, was Aimco's pro rata share of unconsolidated debt. Total mortgage debt had a weighted average maturity of 14 years and a weighted average interest rate of 6.95%. Further, 84% ($4.8 billion) of the mortgage debt is fixed rate and 16% ($900 million) is variable rate, of which 89% ($800 million) is tax exempt financing.

Aimco's second quarter success in reducing debt and increasing equity has improved its capital structure with debt plus preferred shares being reduced from 62% to 56% of total capitalization as follows:


                               AT MARCH 31, 2002                  AT JUNE 30, 2002
                         -----------------------------      -----------------------------
                            AMOUNT                            AMOUNT            % OF
                            ($MM)          % OF TOTAL          ($MM)            TOTAL
                         ------------     ------------      ------------     ------------
Short-term Debt          $        517                5%     $        150                1%

Long-term Debt (1)              5,308               46%            5,198               45%

Preference Shares               1,277               11%            1,131               10%

Equity (2)                      4,437               38%            5,113               44%
                         ------------     ------------      ------------     ------------

Total Capitalization     $     11,539              100%     $     11,592              100%
                         ------------     ------------      ------------     ------------

                  (1) Aimco's proportionate share of total debt

                  (2) Using quarter-end trading prices of $48.37 and $49.20 for March and June, respectively

Free Cash Flow coverage of interest expense and preferred dividends was 1.85 as compared to 1.98 during the second quarter of 2001. The decline is primarily attributable to lower AFFO.

Subsequent to quarter-end, Aimco and its lenders modified agreements for the line of credit and Casden Term Loan, reducing the defined cash flow to debt service ratio requirement from 1.70:1 to 1.60:1 through the quarter ending June 30, 2003, 1.65:1 through the quarter ending December 31, 2003 and 1.70:1 thereafter.

LIQUIDITY

Aimco had no borrowings outstanding on its $400 million corporate revolving line of credit at quarter end and, therefore, had availability of $400 million.

In the second quarter, internal sources of cash flow, including "Cash Cushion" (i.e. AFFO less common dividends and scheduled principal payments on debt) plus net proceeds from mortgage refinancings and property sales, generated $58 million to Aimco.

Year to date, Aimco has generated $101 million from internal sources as defined above, and expects to generate an additional $350 million by year end for a total to exceed $450 million for the year. The additional cash is expected to be used to pay off the Casden Term Loan and to fund approximately $75 million in capital for redevelopments and initial capital expenditures, leaving up to $125 million of cash for property and/or partnership acquisitions or other uses.

Apartment Investment and Management Company
Second Quarter 2002


OUTLOOK

OUTLOOK

Earnings guidance and supporting assumptions for the third quarter 2002 and the full year 2002 are attached as Supplemental Schedule XI.

OTHER INFORMATION

SUPPLEMENTAL INFORMATION

Please see the attached Supplemental Information as noted below:

Consolidated Statements of Income                    Supplemental Schedule I
Balance Sheet Presentation                           Supplemental Schedule II
FFO and AFFO                                         Supplemental Schedule III
Free Cash Flow from Business Segments                Supplemental Schedule IV
Free Cash Flow Narrative                             Supplemental Schedule V
Proportionate Income Statement Presentation          Supplemental Schedule VI
Selected Balance Sheet Information                   Supplemental Schedule VII
Summary of Redevelopment Activity                    Supplemental Schedule VIII
Quarter to Date Same Store Sales                     Supplemental Schedule IX
Year to Date Same Store Sales                        Supplemental Schedule X
2002 Outlook Summary                                 Supplemental Schedule XI

Additional disclosures will be available on the Aimco website at www.aimco.com/about/financial/2Q2002.asp as noted below.

         Apartment Unit Summary
         Net Asset Value
         Capital Expenditure Summary
         Same Store Sales Q2 versus Q1 2002

EARNINGS CONFERENCE CALL

The second quarter 2002 earnings conference call will be conducted on Tuesday, August 6, 2002 at 12:00 p.m. Eastern time. You may participate in the conference call by dialing 888-228-8198, or 706-634-5947 for international callers, approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the Apartment Investment and Management Company second quarter 2002 earnings conference call. The live conference call can also be accessed through the internet via Aimco's website at www.aimco.com/about/financial/2Q2002.asp and clicking on the webcast link.

FORWARD-LOOKING ASSUMPTIONS

This earnings release contains forward-looking statements including statements regarding 2002 results that are subject to certain risks and uncertainties, including but not limited to the Company's ability to maintain current occupancy, rent levels, and "same store" results. Actual results may differ materially from those described and could be affected by a variety of factors including economic conditions; changes in interest rates; governmental regulations; competition; financing risks; variations in real estate values; the failure of acquisitions to perform in accordance with expectations; possible environmental liabilities; and other risks described in our filings with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

ABOUT AIMCO

Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,800 properties, including approximately 326,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. For additional information on Aimco, please visit our website at www.aimco.com; call Paul McAuliffe, Executive Vice President and Chief Financial Officer, at (303) 691-4339 or Jennifer Martin, Vice President - Investor Relations, at (303) 691-4440; or email us at investor@aimco.com.